UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2024

Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36865	47-1535633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Turner Drive
Durango, Colorado 81303
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (970) 259-0554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	RMCF	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Starlette B. Johnson as Interim Chief Executive Officer

On May 13, 2024, Starlette B. Johnson, Interim Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. (the “Company”) and member of the Company’s Board of Directors (the “Board”), resigned from her position as Interim Chief Executive Officer effective immediately. Ms. Johnson’s resignation was not the result of any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company. Ms. Johnson will continue to serve as a member of the Board.

Appointment of Jeffrey R. Geygan as Interim Chief Executive Officer

On May 14, 2024, the Board appointed Jeffrey R. Geygan, Chairman of the Board, as Interim Chief Executive Officer, effective immediately. While serving as Interim Chief Executive Officer, Mr. Geygan will also serve as the Company’s “principal executive officer” for purposes of the rules and regulations of the Securities and Exchange Commission (the “SEC”). In connection with his appointment, the Board removed Mr. Geygan from its Audit Committee, Risk and Security Committee and Nominating and Corporate Governance Committee in compliance with the rules of the Nasdaq Stock Market LLC.

Mr. Geygan will continue to serve as the Company’s Interim Chief Executive Officer and principal executive officer until a successor has been identified for the Chief Executive Officer role. The Board intends to continue to meet to discuss matters related to the orderly transition and take steps to ensure continuity of business priorities and operations for the Company, including the continuation of an executive search for a permanent hire for the Chief Executive Officer role.

The Company has not yet entered into an employment agreement or made other compensation arrangements with Mr. Geygan at this time. The Company intends to promptly begin negotiations with Mr. Geygan with respect to his employment as Interim Chief Executive Officer and will disclose any such agreement or arrangements in a subsequent report with the SEC.

Set forth below is the biographical information of Mr. Geygan, as required by Item 401 of Regulation S-K:

Mr. Geygan has served as a member of the Board since August 2021 and as Chair of the Board since June 2022. Mr Geygan has served as a director of Climb Global Solutions, Inc. (Nasdaq: CLMB) since February 2018, and as Chair of the Board since May 2018. Mr. Geygan has served as the Chief Executive Officer and President of Global Value Investment Corp., and investment research and advisory services firm, since its founding in 2007. Mr. Geygan previously served as a Senior Portfolio Manager at UBS Financial Services and as a Senior Portfolio Manager of Salomon Smith Barney, Inc. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin – Milwaukee Lubar School of Business, and the College of Charleston. He serves on the Advisory Board of the University of Wisconsin – Madison Department of Economics. Mr. Geygan received a Bachelor of Arts degree in Economics from the University of Wisconsin.

There are no arrangements or understandings between Mr. Geygan and any other person pursuant to which he was appointed as an officer or director and Mr. Geygan does not have a direct or indirect material interest in any “related party” transaction required to be separately disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Geygan does not have any family relationships with any of the Company’s directors or executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Date: May 15, 2024	By:	/s/ Jeffrey R. Geygan
	Name:	Jeffrey R. Geygan
	Title:	Chair of the Board of Directors